Exhibit 99.1

FOR IMMEDIATE RELEASE

LA QUINTA HOLDINGS INC. REPORTS RESULTS FOR SECOND QUARTER 2016

•	Grew franchise and other fee based revenue 6.4 percent

•	Adjusted Earnings per Share increased to $0.21 and GAAP Net Income per Share was $0.13

•	Grew development pipeline to 238 hotels

•	Completed a $100 million share repurchase program

IRVING, Texas (August 2, 2016) – La Quinta Holdings Inc. (“La Quinta” or the “Company”) (NYSE: LQ) today reported its second quarter 2016 results.

Second Quarter 2016 Highlights

•	Cash flow generation remained strong, as demonstrated by $105.4 million of Total Adjusted EBITDA

•	Adjusted Earnings per Share increased by $0.02 to $0.21; GAAP Net Income per Share was $0.13, including the impact of a non-cash impairment charge of $0.14 per share

•	Adjusted Net Income decreased 0.3 percent to $24.1 million; GAAP Net Income was $14.8 million, including the impact of a non-cash impairment charge of $16.2 million

•

System-wide comparable RevPAR increased 0.2 percent, ADR increased 1.5 percent and occupancy decreased 91 basis points; excluding properties located in STR-defined “oil tracts”, RevPAR increased 1.6 percent

•	Opened 11 franchised hotels totaling approximately 1,100 rooms, including a location in New York City at Central Park West

•	Increased franchise pipeline to 238 hotels, representing over 21,500 additional rooms, including new franchise agreements for our first location in El Salvador and our second location in Alaska

•	Completed a second $100 million share repurchase program, acquiring a total of $75 million of shares as of June 30, 2016, bringing total shares outstanding at the end of the quarter to 116.8 million.

Overview

Keith A. Cline, President & Chief Executive Officer of La Quinta, said, “During the quarter, we continued to advance our strategic initiatives which are designed to drive consistency in our product and in the delivery of an outstanding guest experience, and to drive increased engagement with our brand. On the development front, we continued to see a tremendous amount of interest in growing the La Quinta brand from our franchise partners. This allowed us to grow our current and future footprint in the second quarter by opening eleven new hotels, including a key location in New York City at Central Park West, and by signing 26 new franchise agreements, including our first location in El Salvador and our second location in Alaska, bringing our total pipeline to 238 hotels.”

Mr. Cline continued, “Also during the quarter, we delivered positive results in several markets where we experienced double digit and high single digit RevPAR growth.  Additionally, the impact of the significant pullback in oil production has moderated in terms of year-over-year RevPAR comparisons, and our hotels in the oil markets have improved their overall market share. However, these hotels continue to lag that of the rest of the system, and excluding the hotels in these oil markets, our second quarter system-wide comparable RevPAR would have been up 1.6 percent as compared to last year, an impact of 140 basis points. We remain confident that the strategic priorities and initiatives we are executing will drive brand performance as well as continued strong cash flow generation and long-term shareholder value.”

The results of operations for the Company for the three months ended June 30, 2016 and 2015 include the following highlights (1) ($ in thousands, except per share amounts):

	Three months ended June 30,
	2016	2015	% chg
Total Revenue	$269,555	$273,888	-1.6%
Franchise and Management Segment Adj. EBITDA	30,900	30,144	2.5%
Owned Hotels Segment Adj. EBITDA	83,239	90,636	-8.2%
Total Adj. EBITDA	105,411	111,836	-5.7%
Total Adj. EBITDA margin	39.1%	40.8%
Operating Income Margin	15.0%	5.5%
Adj. Operating Income Margin	20.8%	22.9%

	Three Months Ended		Three Months Ended
	June 30, 2016		June 30, 2015		% Change
	Net Income	Basic and Diluted EPS	Net Income	Basic and Diluted EPS	Net Income		Basic and Diluted EPS
Adjusted Net Income Attributable to La Quinta Holdings' stockholders(1)	$24,146	$0.21	$24,217	$0.19	-0.3%		10.5%
Net Income (Loss) Attributable to La Quinta Holdings' stockholders	14,849	0.13	(4,663)	(0.04)	NM	(2)	NM	(2)

(1)

See the schedules to this press release for a reconciliation of the adjusted results of operations to the most directly comparable financial measures calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), as well as a discussion of the adjustments made.

(2)	Changes in terms of percentages is not meaningful.

Comparable hotel statistics	Three months ended June 30, 2016	Variance three months ended June 30, 2016 vs. 2015	Six months ended June 30, 2016	Variance six months ended June 30, 2016 vs. 2015
Owned Hotels
Occupancy	69.5%	-156 bps	66.2%	-198 bps
ADR	$84.34	2.0%	$84.31	1.1%
RevPAR	$58.62	-0.3%	$55.79	-1.8%
Franchised Hotels
Occupancy	71.3%	-21 bps	66.7%	-54 bps
ADR	$94.48	0.8%	$91.42	0.4%
RevPAR	$67.33	0.5%	$61.00	-0.5%
System-wide
Occupancy	70.3%	-91 bps	66.4%	-129 bps
ADR	$89.25	1.5%	$87.73	0.8%
RevPAR	$62.78	0.2%	$58.28	-1.1%

Development

During the second quarter, the Company opened 11 franchised hotels, including two temporary franchised hotels related to formerly owned hotels which are in the process of leaving the system, representing approximately 1,100 rooms and resulting in net franchise units growing by eight. As of June 30, 2016, the Company had a pipeline of 238 franchised hotels totaling over 21,500 rooms, to be located in the United States, Mexico, Colombia, Nicaragua, Guatemala, Chile, and El Salvador. The Company believes this pipeline represents a significant embedded growth opportunity for the brand.

The Company’s system-wide portfolio, as of June 30, 2016, is located across 48 states in the U.S., as well as in Canada, Mexico and Honduras. The portfolio includes:

	June 30, 2016		June 30, 2015
	# of hotels	# of rooms	# of hotels	# of rooms
Owned (1)	335	42,700	351	44,600
Joint Venture	1	200	1	200
Franchised	553	45,000	526	42,400
Totals	889	87,900	878	87,200

(1)	As of June 30, 2016, Owned includes 13 hotels (1,500 rooms) designated as assets held for sale, which are subject to definitive purchase agreements.

Owned Hotel Portfolio

During the third quarter of 2015, the Company entered into a definitive purchase and sale agreement for the sale of 24 of its owned hotels. Of these 24 hotels, 14 have closed as of the end of the second quarter, and the buyers are currently contractually obligated to close the remaining 10 before the end of the third quarter of 2016.  During the second quarter of 2016, the Company closed the sale of additional owned hotels located in Orlando, Florida and Greenville, South Carolina, and entered into definitive purchase and sale agreements for the sale of three additional owned hotels located in Charleston, South Carolina, Georgetown, Texas, and Huntsville, Texas.

Balance Sheet and Liquidity

As of June 30, 2016, the Company had approximately $1.7 billion of outstanding indebtedness with a weighted average interest rate of approximately 4.3%, including the impact of an interest rate swap. During the second quarter of 2016, the Company repurchased 6.1 million of its shares for an aggregate purchase price of approximately $75 million, for a year-to-date total of 8.1 million shares for approximately $100 million.  Total cash and cash equivalents was $64.1 million as of June 30, 2016.

Outlook

Based upon management’s current estimates, the Company is revising its guidance for full year 2016. This revision reflects the Company’s second quarter performance and adjusted expectations for the remainder of the year, as well as the impact of changes in the timing of owned assets leaving the system.

	Updated Guidance	Prior Guidance
RevPAR growth on a system-wide comparable hotel basis	-0.75 percent to 0.75 percent	1.0 percent to 3.0 percent
Adjusted EBITDA	$361 million to $371 million	$367 million to $384 million
Franchise hotel openings	55 to 60	55 to 60

This outlook does not reflect the impact of any additional sales of owned hotels beyond the 10 remaining properties from the group of 24 properties previously discussed under “Owned Hotel Portfolio” above.

Please see the schedules to this press release for a reconciliation of Adjusted EBITDA to Adjusted Net Income Attributable to La Quinta Holdings’ stockholders.  A reconciliation of Adjusted EBITDA to the closest GAAP financial measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to impairment charges, gains or losses on sales of assets, and secondary offering expenses excluded from these non-GAAP financial measures.  These items could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Webcast and Conference Call

La Quinta Holdings Inc. will host a conference call to discuss second quarter 2016 results on Tuesday, August 2, 2016 at 5:00 p.m. Eastern Time. Participants may listen to the live webcast by dialing (877) 407-3982, or (201) 493-6780 for international participants, or by logging onto the La Quinta Investor Relations website at www.lq.com/investorrelations. Participants are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time.

A replay of the call will be available from approximately 8 p.m. Eastern Time on August 2, 2016 through midnight Eastern Time on August 9, 2016. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13629955. The archive of the webcast will be available on the Company’s website for a limited time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, the outcome of our strategic initiatives and other non-historical statements, including the statements in the “Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

We refer to certain non-GAAP financial measures in this press release including Adjusted EBITDA, Adjusted EBITDA margins, Segment Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share. Please see the schedules to this press release for additional information and reconciliations of such non-GAAP financial measures.

About La Quinta Holdings Inc.

La Quinta Holdings Inc. (LQ) is a leading owner, operator and franchisor of select-service hotels primarily serving the upper-midscale and midscale segments. The Company’s owned and franchised portfolio consists of more than 880 properties representing approximately 87,500 rooms located in 48 states in the U.S., and in Canada, Mexico and Honduras. These properties operate under the La Quinta Inn & Suites™, La Quinta Inn™ and LQ HotelTM brands. La Quinta’s team is committed to providing guests with a refreshing and engaging experience. For more information, please visit: www.LQ.com.

From time to time, La Quinta may use its website as a distribution channel of material company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at www.lq.com/investorrelations. In addition, you may automatically receive email alerts and other information about La Quinta when you enroll your email address by visiting the Email Notification section at www.lq.com/investorrelations.

Contacts:

Investor Relations

214-492-6896

investor.relations@laquinta.com

Media:

Phil Denning & Jason Chudoba

203-682-8200

Phil.Denning@icrinc.com

Jason.Chudoba@icrinc.com

LA QUINTA HOLDINGS INC.

EARNINGS RELEASE SCHEDULES

LA QUINTA HOLDINGS INC.

HISTORICAL STATEMENTS OF OPERATIONS

(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
REVENUES:
Room revenues	$229,868	$236,420	$439,341	$454,135
Franchise and other fee-based revenues	27,978	26,297	50,170	47,054
Other hotel revenues	5,018	4,937	9,849	9,513
	262,864	267,654	499,360	510,702
Brand marketing fund revenues from franchise properties	6,691	6,234	11,966	11,292
Total Revenues	269,555	273,888	511,326	521,994
OPERATING EXPENSES:
Direct lodging expenses	103,578	100,002	202,490	197,507
Depreciation and amortization	36,628	42,213	74,925	83,976
General and administrative expenses	30,881	29,716	56,879	64,867
Other lodging and operating expenses	15,294	14,950	30,976	31,957
Marketing, promotional and other advertising expenses	20,503	19,095	40,287	37,804
Impairment loss	16,217	42,498	99,560	42,498
(Gain) loss on sales	(722)	4,003	(722)	4,003
	222,379	252,477	504,395	462,612
Brand marketing fund expenses from franchise properties	6,691	6,234	11,966	11,292
Total Operating Expenses	229,070	258,711	516,361	473,904
Operating Income (Loss)	40,485	15,177	(5,035)	48,090
OTHER INCOME (EXPENSES):
Interest expense, net	(20,286)	(22,191)	(40,592)	(44,962)
Other income	117	67	1,100	579
Total Other (Expenses) Income, net	(20,169)	(22,124)	(39,492)	(44,383)
Income (Loss) Before Income Taxes	20,316	(6,947)	(44,527)	3,707
Income tax (expense) benefit	(5,398)	2,380	20,721	(1,960)
NET INCOME (LOSS)	14,918	(4,567)	(23,806)	1,747
Less: net income attributable to noncontrolling interests	(69)	(96)	(120)	(268)
Net Income (Loss) attributable to La Quinta Holdings’ stockholders	$14,849	$(4,663)	$(23,926)	$1,479

RECONCILIATIONS

The tables below provide a reconciliation of EBITDA and Adjusted EBITDA to Net Income, a reconciliation of Adjusted Operating Income to Operating Income, a reconciliation of Adjusted Net Income and Adjusted Earnings Per Share to Net Income and Earnings Per Share, and a reconciliation of Adjusted EBITDA to Adjusted Net Income with respect to our outlook. We believe this financial information provides meaningful supplemental information. We further believe the presentation of Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Share provides meaningful information because it excludes the impact of certain special items and/or certain items that are not expected to have an ongoing effect on our operations. This represents how management views the business and reviews our operating performance. It is also used by management when publicly providing the business outlook.

“EBITDA” and “Adjusted EBITDA.” Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure in many industries. We adjust EBITDA when evaluating our performance because we believe that the adjustment for certain items, such as restructuring and acquisition transaction expenses, impairment charges related to long-lived assets, non-cash equity-based compensation, discontinued operations, and other items not indicative of ongoing operating performance, provides useful supplemental information to management and investors regarding our ongoing operating performance. We believe that EBITDA and Adjusted EBITDA provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) EBITDA and Adjusted EBITDA are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•	EBITDA and Adjusted EBITDA do not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

“Adjusted operating (loss) income” represents the Company’s reported operating (loss) income, adjusted to exclude the impact of items not indicative of ongoing operating performance. Adjusted operating income (loss) is presented to provide additional perspective on underlying trends in the Company’s operating results.

“Adjusted Net Income” and “Adjusted Earnings Per Share” are not recognized terms under U.S. GAAP and should not be considered as alternatives to net income (loss), earnings per share, or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of Adjusted Net Income and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies.

Adjusted Net Income and Adjusted Earnings Per Share are included to assist investors in performing meaningful comparisons of past, present and future operating results and as a means of highlighting the results of the Company’s ongoing operations in a comparable format.

ADJUSTED EBITDA NON-GAAP RECONCILIATION

(unaudited, in thousands)

	Three months ended June 30, 2016	Three months ended June 30, 2015	Six months ended June 30, 2016	Six months ended June 30, 2015
Operating income (loss)	$40,485	$15,177	$(5,035)	$48,090
Interest expense, net	(20,286)	(22,191)	(40,592)	(44,962)
Other income	117	67	1,100	579
Income tax (expense) benefit	(5,398)	2,380	20,721	(1,960)
Income from noncontrolling interest	(69)	(96)	(120)	(268)
Net Income (Loss) attributable to La Quinta Holdings’ stockholders	14,849	(4,663)	(23,926)	1,479
Interest expense	20,325	22,251	40,689	45,033
Income tax expense (benefit)	5,398	(2,380)	(20,721)	1,960
Depreciation and amortization	36,871	42,428	75,396	84,397
Noncontrolling interest	69	96	120	268
EBITDA	77,512	57,732	71,558	133,137
Impairment loss	16,217	42,498	99,560	42,498
(Gain) loss on sales	(722)	4,003	(722)	4,003
Loss on retirement of assets	—	—	—	161
Loss (gain) related to casualty disasters	690	(134)	21	671
Equity based compensation	4,620	4,175	7,110	13,144
Amortization of software service agreements	2,487	2,061	4,634	3,953
Other losses, net	4,607	1,501	7,547	4,273
Adjusted EBITDA	$105,411	$111,836	$189,708	$201,840

SEGMENT REVENUES AND ADJUSTED EBITDA RECONCILIATION

(unaudited, in thousands)

	Three months ended June 30, 2016	Three months ended June 30, 2015	Six months ended June 30, 2016	Six months ended June 30, 2015
Revenues
Owned hotels	$236,364	$242,443	$451,919	$465,893
Franchise and management	30,900	30,144	57,120	55,897
Segment revenues	267,264	272,587	509,039	521,790
Other fee-based revenues from franchised properties	6,691	6,234	11,966	11,292
Corporate and other	33,008	33,696	62,131	63,105
Intersegment elimination	(37,408)	(38,629)	(71,810)	(74,193)
Total revenues	$269,555	$273,888	$511,326	$521,994
Adjusted EBITDA
Owned hotels	$83,239	$90,636	$151,492	$166,824
Franchise and management	30,900	30,144	57,120	55,897
Segment Adjusted EBITDA	114,139	120,780	208,612	222,721
Corporate and other	(8,728)	(8,944)	(18,904)	(20,881)
Total Adjusted EBITDA	$105,411	$111,836	$189,708	$201,840

ADJUSTED OPERATING INCOME NON-GAAP RECONCILIATION

(unaudited, in thousands)

	Three months ended June 30, 2016	Three months ended June 30, 2015	Six months ended June 30, 2016	Six months ended June 30, 2015
Operating income (loss)	$40,485	$15,177	$(5,035)	$48,090
Expense for the conversion of long term incentives (1)	—	506	—	5,564
Secondary offering (2)	—	462	—	1,378
Impairment loss	16,217	42,498	99,560	42,498
(Gain) loss on sales	(722)	4,003	(722)	4,003
Adjusted operating income	$55,980	$62,646	$93,803	$101,533

(1)

During the three and six months ended June 30, 2015, we incurred $0.5 million and $5.6 million in General and administrative expenses related to the issuance of unvested restricted stock related to long term incentives on April 14, 2014, the date of the Company’s initial public offering, respectively.  These shares fully vested on April 14, 2015.

(2)

Expense was recognized in general and administrative expenses during the three and six months ended June 30, 2015 related to costs incurred in connection with the secondary equity offering by certain selling stockholders.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

NON-GAAP RECONCILIATION

(unaudited, in thousands, except per share data)

	Three months ended June 30, 2016		Three months ended June 30, 2015

	Net (Loss) Income	Basic and Diluted Earnings Per Share	Net Income	Basic and Diluted Earnings Per Share
Net Income (Loss) attributable to La Quinta Holdings' stockholders	$14,849	$0.13	$(4,663)	$(0.04)
Expense for the conversion of long term incentives	—	—	506	—
Secondary offering expenses (2)	—	—	462	—
Impairment loss	16,217	0.14	42,498	0.33
(Gain) loss on sales	(722)	(0.01)	4,003	0.03
Tax impact	(6,198)	(0.05)	(18,589)	(0.13)
Adjusted Net Income attributable to La Quinta Holdings’ stockholders	$24,146	$0.21	$24,217	$0.19
Weighted average common shares outstanding, basic		117,280		129,544
Weighted average common shares outstanding, diluted		117,360		129,544
(1)

During the three months ended June 30, 2015, we incurred $0.5 million in General and administrative expenses related to the issuance of unvested restricted stock related to long term incentives on April 14, 2014, the date of the Company’s initial public offering.  These shares fully vested on April 14, 2015.

(2)

Expense was recognized in general and administrative expenses during the three months ended June 30, 2015 related to costs incurred in connection with the secondary equity offering by certain selling stockholders.

	Six months ended June 30, 2016		Six months ended June 30, 2015

	Net Income	Basic and Diluted Earnings Per Share	Net Income	Basic and Diluted Earnings Per Share
Net (Loss) Income attributable to La Quinta Holdings' stockholders	$(23,926)	$(0.20)	$1,479	$0.01
Expense for the conversion of long term incentives (3)	—	—	5,564	0.04
Secondary offering expenses(4)	—	—	1,378	0.01
Impairment loss	99,560	0.83	42,498	0.33
(Gain) loss on sales	(722)	(0.01)	4,003	0.03
Tax impact	(39,535)	(0.33)	(20,899)	(0.15)
Adjusted Net Income attributable to La Quinta Holdings’ stockholders	$35,377	$0.29	$34,023	$0.27
Weighted average common shares outstanding, basic		120,448		128,971
Weighted average common shares outstanding, diluted		120,448		130,310
(3)

During the six months ended June 30, 2015, we incurred $5.6 million in General and administrative expenses related to the issuance of unvested restricted stock related to long term incentives on April 14, 2014, the date of the Company’s initial public offering.  These shares fully vested on April 14, 2015.

(4)

Expense was recognized in general and administrative expenses during the six months ended June 30, 2015 related to costs incurred in connection with the secondary equity offering by certain selling stockholders.

ADJUSTED EBITDA NON-GAAP RECONCILIATION

OUTLOOK: FORECASTED 2016

(unaudited, in thousands)

	Year Ending December 31, 2016
	Low Case	High Case
Adjusted Net income attributable to La Quinta Holdings’ stockholders (1)	$63,480	$69,480
Interest expense (2)	82,000	82,000
Income tax provision	42,320	46,320
Depreciation and amortization (3)	158,000	158,000
Noncontrolling interest	500	500
EBITDA	346,300	356,300
Share based compensation expense (4)	14,700	14,700
Adjusted EBITDA	$361,000	$371,000

(1)

This table provides a reconciliation of forward-looking forecasted Adjusted EBITDA to adjusted net income attributable to La Quinta Holdings’ stockholders that excludes the impact of certain items that are not expected to have an ongoing effect on our operations.

(2)

Includes interest expense for $1.7 billion of outstanding indebtedness with a weighted average interest rate of approximately 4.3%, including the impact of an interest rate swap, commitment fees for the undrawn balance of our revolving credit facility, and amortization of deferred financing costs.

(3)	Includes the amortization of software service agreements.
(4)	Reflects equity based compensation expense.

LA QUINTA HOLDINGS INC.

CERTAIN DEFINED TERMS

“ADR” or “average daily rate” means hotel room revenues divided by total number of rooms sold in a given period.

“comparable hotels” means hotels that: (i) were active and operating in our system for at least one full calendar year as of the end of the applicable period and were active and operating as of January 1st of the previous year; and (ii) have not sustained substantial property damage or business interruption or for which comparable results are not available. Management uses comparable hotels as the basis upon which to evaluate ADR, occupancy, RevPAR and RevPAR Index on a system-wide basis and for each of our reportable segments.

“occupancy” means the total number of rooms sold in a given period divided by the total number of rooms available at a hotel or group of hotels.

“RevPAR” or “revenue per available room” means the product of the ADR charged and the average daily occupancy achieved.

“RevPAR Index” measures a hotel’s fair market share of its competitive set’s revenue per available room.

“system-wide” refers collectively to our owned, franchised and managed hotel portfolios.